Exhibit 10.1

Commitment Letter
WACHOVIA SECURITIES

June 27, 2005

Lionbridge Technologies, Inc.

1050 Winter Street

Waltham, Massachusetts 02451

Attention: Mr.	Steve J. Lifshatz, Senior Vice President and Chief Financial Officer

Ladies and Gentlemen:

We understand that Lionbridge Technologies, Inc., a Delaware corporation (the “Borrower”), proposes to enter into senior credit facilities with certain financial institutions (the “Lenders”) having substantially the terms set forth on the summary of terms and conditions attached hereto (the “Term Sheet”) for an aggregate principal amount of up to $125,000,000, consisting of a revolving credit facility of up to $25,000,000 and a term loan B facility of up to $100,000,000 (the “Facilities”). We understand that the proceeds of the Facilities will be used to (i) to finance, in part, the acquisition (the “Acquisition”) by the Borrower of all of the capital stock of the Bowne Global Solutions division of Bowne & Co., Inc., a Delaware corporation (the “Acquired Company”), (ii) to refinance certain existing debt of the Borrower, (iii) to pay fees and expenses in connection with the Facilities and the Acquisition, and (iv) for general corporate purposes, including providing for working capital, capital expenditures and permitted acquisitions.

Based upon and subject to the foregoing and to the terms and conditions set forth below and in the Term Sheet, Wachovia Bank, National Association (“Wachovia”) is pleased to confirm its commitment (the “Commitment”) to provide the entire amount of the Facilities to the Borrower. Wachovia through its affiliate, Wachovia Capital Markets, LLC (“WCM” or the “Arranger”), is also pleased to advise you of its willingness to serve as sole lead arranger, book runner and manager for the Facilities. Wachovia’s obligation to provide the Facilities pursuant to the Commitment is subject to the following: (i) the Borrower’s written acceptance of a letter from Wachovia to the Borrower of even date herewith (the “Fee Letter”) pursuant to which the Borrower agrees to pay, or cause to be paid, to Wachovia certain fees in connection with the Facilities as more particularly set forth therein, (ii) completion of a definitive credit agreement and related documentation for the Facilities in form and substance satisfactory to Wachovia, (iii) compliance with all applicable laws and regulations (including compliance of this letter agreement (this “Commitment Letter”) and the transactions described herein with all applicable

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June 27, 2005

federal banking laws, rules and regulations), (iv) the determination of Wachovia and WCM that, prior to and during the primary syndication of the Facilities, there shall have been no competing issuance of debt, debt or equity securities (other than the issuance by the Borrower of seller notes in an aggregate principal amount up to $20,000,000 and capital stock to Bowne & Co., Inc. as consideration for the Acquisition on terms and conditions satisfactory to Wachovia and WCM) or commercial bank facilities of the Borrower or any of its subsidiaries being offered, placed or arranged, without the prior written consent of Wachovia and WCM and (v) the satisfaction of all other conditions described (a) in this Commitment Letter, (b) in the documentation relating to the Acquisition (the “Acquisition Documents”), except to the extent waived by the Borrower or the Acquired Company, (c) in the Term Sheet and (d) in such definitive credit documentation. Further, Wachovia’s Commitment is subject to there not having occurred any event that has, or could be reasonably expected to have, a material adverse effect on the business, properties, operations or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole or the Acquired Company and its subsidiaries taken as a whole.

It is agreed that Wachovia will act as the Administrative Agent (the “Administrative Agent”) for the Lenders under the Facilities. Wachovia, through its affiliate WCM, will also serve as sole lead arranger, book runner and manager of the syndication effort. In connection with such syndication effort, Wachovia will manage in consultation with the Borrower all aspects of the syndication, including, without limitation, making decisions as to the selection and number of institutions to be approached and when such institutions will be approached, when commitments will be accepted, which institutions will participate, the allocations of commitments among syndicate Lenders and the amount and distribution of fees payable to syndicate Lenders; provided, however, it is acknowledged and agreed that Wachovia’s Commitment is not conditioned upon the completion of such syndication or the achievement of a particular debt rating so long as a rating shall have been obtained.

Wachovia reserves the right, after consultation with the Borrower, prior to or after the execution of definitive documentation with respect to the Facilities, and as part of any syndication thereof or otherwise, to arrange for the assignment of a portion of the Commitment to one or more financial institutions that will become Lenders and be party to such definitive documentation. In addition, in connection with any such syndication, the Borrower acknowledges that Wachovia may allocate a portion of the fees payable under the Fee Letter to such other Lenders. It is agreed, however, that no Lender will receive compensation from or on behalf of the Borrower outside the terms contained herein and in the Fee Letter in order to provide its commitment to participate in the Facilities.

The Borrower understands that Wachovia intends to commence the syndication efforts immediately and intends to complete the syndication prior to the closing date of the Facilities (the “Closing Date”). The Borrower agrees to actively assist Wachovia in completing a timely and orderly syndication mutually satisfactory to Wachovia and the Borrower. Such assistance shall include, but not be limited to, (a) direct contact during the syndication between senior management, representatives and advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand, (b) assistance, in the preparation of Confidential Information

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June 27, 2005

Memoranda for the Facilities and other marketing materials to be used in connection with the syndication, (c) the hosting, with Wachovia and WCM, of one or more meetings of prospective Lenders, and (d) obtaining, at the Borrower’s expense, monitored ratings for the term loan facility from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) and participating actively in the process of securing such ratings, including having senior management of the Borrower meet with such rating agencies. Wachovia reserves the right to engage the services of WCM and other of its affiliates in furnishing the services to be performed by Wachovia as contemplated herein and to allocate (in whole or in part) to any such affiliates any fees payable to it in such manner as it and its affiliates may agree in their sole discretion. The Borrower agrees that Wachovia may share with any of its affiliates and advisors any information related to the Facilities or any other matter contemplated hereby, on a confidential basis.

The Borrower hereby represents and warrants that (i) all information, other than the Projections (as defined below), which has been or is hereafter made available to Wachovia or the Lenders by the Borrower or any of its representatives in connection with the transactions contemplated hereby (“Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning the Borrower and its subsidiaries and the Acquired Company that have been or are hereafter made available to Wachovia or the Lenders by the Borrower or any of its representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions. The Borrower agrees to furnish Wachovia with such Information and Projections as Wachovia may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date so that the representation and warranty in the preceding sentence is correct on such date (including, without limitation, updating the Projections to the extent the Borrower becomes aware that such Projections have become materially inaccurate or have been prepared based upon assumptions that the Borrower believes are no longer reasonable). In arranging and syndicating the Facilities, Wachovia will be using and relying on the Information and the Projections without independent verification thereof.

The Borrower agrees to reimburse Wachovia, WCM and their affiliates at closing for all of their reasonable fees and out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the transactions described herein whether or not the Facilities close or any credit is extended thereunder. The Borrower also agrees to indemnify and hold harmless Wachovia, WCM and their affiliates and their respective affiliates, directors, officers, employees and agents (collectively, the “Indemnified Parties”) from and against any and all actions, suits, losses, claims, damages and liabilities of any kind or nature, joint or several, to which such Indemnified Parties may become subject, related to or arising out of any of the transactions contemplated herein, including without limitation the execution of definitive credit documentation and the syndication and closing of the Facilities, and will reimburse the Indemnified Parties for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) on demand as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding

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arising therefrom; provided, however, that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence, bad faith or willful misconduct. This Commitment Letter is addressed solely to the Borrower, and neither Wachovia and WCM, on the one hand, nor the Borrower, on the other hand, shall be liable to the other or any other person for any consequential damages that may be alleged as a result of this Commitment Letter or any of the transactions referred to herein. This Commitment Letter is not intended to confer any obligations to or benefits upon any third party. The provisions of this paragraph shall survive closing of the Facilities and any termination of this Commitment Letter.

Prior to the execution and delivery of the Commitment Letter and the Fee Letter, the Borrower is not authorized to show or circulate this Commitment Letter, the Term Sheet or the Fee Letter, or disclose the contents thereof, to any other person or entity (other than to its affiliates, directors, officers, advisors and legal and financial counsel, whether in connection with the Facilities or otherwise and to the sellers of the Acquired Company; provided that (i) each of such persons shall agree to be bound by the confidentiality provisions hereof, (ii) the Borrower shall be liable for any breach of such confidentiality provisions by any such person and (iii) the Borrower may only show the Fee Letter (and may not otherwise disclose the contents of the Fee Letter) to the sellers of the Acquired Company in a redacted form that is satisfactory to Wachovia), except as may be required by law or applicable judicial process. If the Borrower does show or circulate this Commitment Letter, the Fee Letter or the Term Sheet, or disclose the contents thereof, in breach of the foregoing sentence, then the Borrower shall be deemed to have accepted this Commitment Letter and the Fee Letter.

The Borrower acknowledges that Wachovia and WCM or their affiliates may be providing financing or other services to parties whose interests may conflict with the Borrower’s. Wachovia and WCM agree that they will not furnish confidential information obtained from the Borrower to any of their other customers and that they will treat confidential information relating to the Borrower and its affiliates with the same degree of care as they treat their own confidential information. Wachovia and WCM further advise the Borrower that they will not make available to the Borrower confidential information that they have obtained or may obtain from any other customer.

The Borrower acknowledges and agrees that Wachovia and WCM may disclose (i) to their respective affiliates any information relating to the Facilities, the Borrower and its subsidiaries or the Acquired Company and (ii) information relating to the Facilities to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications. Each of the Borrower and Wachovia shall have the right to review and approve any public announcement or public filing made by the Borrower or Wachovia or their representatives after the date hereof relating to the Facilities or to Wachovia, WCM or the Borrower, as applicable, in connection therewith, before any such announcement or filing is made.

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June 27, 2005

This Commitment Letter (i) shall be governed by and construed in accordance with the internal laws of the State of North Carolina, (ii) constitute the entire agreement between the parties relating to the subject matter hereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof, (iii) shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto, but shall not be assigned in whole or in part by the Borrower without the prior written consent of Wachovia, (iv) may not be amended, assigned or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto, (v) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits on, or create any rights in favor of, any other person or entity and (vi) may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

The Administrative Agent hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), the Administrative Agent and each Lender are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow the Administrative Agent or such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Administrative Agent and each Lender.

The Commitment shall terminate at 5:00 p.m. on June 29, 2005, unless this Commitment Letter is accepted by the Borrower in writing prior to such time and, if accepted prior to such time, shall expire at the earlier of (i) Wachovia discovering or becoming aware of any information not previously disclosed to it that it believes, in the exercise of its reasonable judgment, to be materially inconsistent with its understanding of the credit quality or finance ability of the Borrower or the Acquired Company, based on the information provided to it by or on behalf of the Borrower prior to the date hereof, of the business, properties, operations or condition (financial or otherwise) of the Borrower and its subsidiaries or the Acquired Company, (ii) consummation of the Acquisition or another transaction or series of transactions in which the Borrower (or any group of which the Borrower or any of its affiliates is a party) acquires all or a substantial portion of the Acquired Company, together with the contemporaneous execution of the Credit Agreement and (iii) 5:00 p.m. on September 1, 2005, if the Closing Date shall not have occurred by such time; provided that such expiration date shall be automatically extended to October 1, 2005 if the Borrower and the Acquired Company have not received Hart-Scott-Rodino approval and clearance (or all required waiting periods with respect thereto have not expired) with respect to the Acquisition by September 1, 2005.

Lionbridge Technologies, Inc.

June 27, 2005

If you are in agreement with the foregoing, please sign the enclosed copy of this Commitment Letter and return it to Wachovia and WCM, together with an executed copy of the Fee Letter by no later than 5:00 p.m. on June 29, 2005.

Sincerely, WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ DAVID S. SOZIO
Name:	David S. Sozio
Title:	Managing Director

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ DAVID S. SOZIO
Name:	David S. Sozio
Title:	Managing Director

Agreed to and accepted as of

the date first above written:

LIONBRIDGE TECHNOLOGIES, INC.

By:	/s/ RORY J. COWAN
Name:	Rory J. Cowan
Title:	Chairman, President and CEO

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LIONBRIDGE TECHNOLOGIES, INC.

SENIOR SECURED DEBT FACILITY

SUMMARY OF INDICATIVE TERMS AND CONDITIONS

Borrower:	Lionbridge Technologies. Inc. (the “Borrower”).

Guarantees:	All obligations of the Borrower under the Facilities and any interest rate protection agreements or other permitted hedging agreement entered into with any Lender (or any affiliate of any Lender) (each a “Secured Hedging Agreement”) will be irrevocably and unconditionally guaranteed on a joint and several basis by each existing and subsequently acquired or organized material (with materiality to be determined based on a percentage of consolidated revenues) domestic, direct or indirect, subsidiary of the Borrower (the “Guarantors”).

Facilities:	Up 10 $125,000,000 comprised of the following (collectively, the “Facilities”):

(1) $25,000,000 5-Year Revolving Credit Facility (the “Revolver”); and

(ii) $100,000,000 6-Year Term Loan B Facility (the “Term Loan”).

The Revolver will contain a sublimit of $5,000,000 for the issuance of letters of credit. Such letters of credit may be issued with maturities of up to one year, renewable annually thereafter, and in any event shall not extend beyond the fifteenth day prior to the maturity date for the Revolver. Wachovia (defined below) will be the issuing lender for all letters of credit. The Revolver will also contain a sublimit of $5,000,000 for swingline loans to be made available by Wachovia.

The Revolver will include a $10,000,000 sublimit (the “Multi-Currency Sublimit”) for multi-currency loans to the Borrower. Under the Multi-Currency Sublimit, the Borrower may borrow in Euros, British Pounds Sterling, Japanese Yen and Canadian Dollars.

The Borrower shall have the option at any time prior to the Term Loan Maturity Date (defined below), and so long as no default shall exist and be continuing, to increase the Term Loan by an

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aggregate amount of up to 550,000,000 (with minimum increments of $25,000,000), provided that no default or event of default shall have occurred and be continuing and the Borrower secures commitments from one or more existing and/or new lenders to provide such increase (or increases).

Administrative Agent:	Wachovia Bank, National Association (“Wachovia” or the “Agent”).

Sole Lead Arranger and Book Runner:	Wachovia Capital Markets, LLC (the “Arranger”).

Lenders:	Wachovia and a syndicate of other financial institutions (the “Lenders”) acceptable to the Agent and the Arranger. The Agent and the Arranger shall consult with the Borrower regarding the selection of the Lenders.

Use of Proceeds:	The proceeds of the Facilities shall be used solely (i) to finance, in part, the acquisition (the “Acquisition”) by the Borrower of all of the capital stock of the Bowne Global Solutions division of Bowne & Co. Inc. (the “Acquired Company”), (ii) to refinance certain existing debt of the Borrower, if applicable, (iii) to pay fees and expenses in connection with the Facilities and the Acquisition, and (iv) for general corporate purposes, including providing for working capital, capital expenditures and permitted acquisitions.

Availability:	Loans under the Revolver will be available at any time prior to the Revolver Maturity Date, subject to reduction by the aggregate amount of outstanding or unreimbursed letters of credit and outstanding swingline loans.

The Term Loan shall be drawn in full in a single draw on the closing date of the Facilities (the “Closing Date”). Amounts repaid under the Term Loan may not be reborrowed.

Maturity Date:	Revolver: 5th anniversary of the Closing Date (the “Revolver Maturity Date”).

Term Loan: 6th anniversary of the Closing Date (the “Term Loan Maturity Date”).

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Amortization:	Revolver: None. All outstanding principal of the Revolver will be due and payable on the Revolver Maturity Date.

Term Loan: Outstanding principal of the Term Loan will be payable quarterly, based on the annual amounts and for the periods as shown below:

	Term Loan Amortization Table
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
Term Loan	1%	1%	1%	1%	1%	95%

Collateral:	The Facilities and each Secured Hedging Agreement will be secured by a first priority perfected lien (subject to permitted liens to be determined) on and security interest in the following (collectively, the “Collateral”): (i) 100% of the capital stock or other equity interests of each existing and subsequently acquired or organized direct or indirect material domestic subsidiary and first-tier foreign subsidiary of the Borrower and the Guarantors (which pledge, in the case of any first-tier foreign subsidiary, shall be limited to 65% of the capital stock of such first-tier foreign subsidiary); and (ii) substantially all tangible and intangible assets (with carve-outs and exceptions to be mutually agreed upon) of the Borrower and the Guarantors.

Mandatory Prepayments/ Commitment Reductions:	The Borrower and its subsidiaries shall make mandatory prepayments without premium or penalty (subject to payment of any funding losses resulting from prepayment of LIBOR loans other than on the last day of the applicable interest period) in an amount equal to (i) 100% of insurance proceeds (excluding directors and officers policies, errors and omissions policies and certain other insurance coverage), subject to reinvestment provisions to be agreed upon, (ii) 100% of net cash proceeds from asset sales (or series of asset sales), subject to exceptions and reinvestment provisions to be agreed upon, (iii) 100% of the net cash proceeds from the issuance of any debt (other than permitted debt), (iv) 50% of net cash proceeds from the issuance of any equity (excluding equity contributions in amounts and types to be determined), and (v) 75% of annual Excess Cash Flow (definition to be determined); provided, that if the Total Leverage Ratio (as defined below in the “Financial Covenants” section) is less than or equal to 2.00 to 1.0 at any fiscal year end, the Borrower shall make mandatory prepayments in an amount equal to 50% of Excess Cash Flow earned during such prior fiscal year. Such proceeds shall be applied first to repay the

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Term Loan pro rata to the remaining scheduled amortization payments thereon, and second to outstanding under the Revolver (without any permanent reduction of the Revolver commitments).

Voluntary Prepayments/ Commitment Reductions:	The Borrower may prepay amounts outstanding under the Facilities at any time, without premium or penalty (subject to advance notice provisions and minimum repayment amounts to be agreed upon, and subject to payment of any funding losses resulting from prepayment of LIBOR loans other than on the last day of the applicable interest period). Additionally, the Borrower may, at its option upon five business days’ notice to the Agent, reduce the aggregate unutilized commitments under the Revolver in part, subject to minimum reduction amounts to be agreed upon, or in whole. Each voluntary prepayment of the Term Loan shall be applied to the remaining amortization payments pro rata.

Interest Rate Options:	At the Borrower’s option, loans under the Facilities shall bear interest at (i) the Agent’s Alternative Base Rate (“Base Rate”) from time to time in effect plus the applicable Base Rate Margin in effect at such time with respect to the relevant Facility or (ii) the applicable LIBOR plus the applicable LIBOR Margin in effect at such time with respect to the relevant Facility, each such Margin to be determined from time to time in accordance with the Pricing Grid (defined below). The Base Rate Margin and the LIBOR Margin are referred to collectively as the “Applicable Margin.”

The Base Rate is the higher of (i) the Agent’s prime commercial lending rate as announced from time to time or (ii) overnight federal funds rate plus 0.50% per annum. LIBOR is the London Interbank Offered Rate for corresponding deposits of U.S. Dollars for interest periods of one, two, three, six or twelve months, subject to availability, as selected by the Borrower and as quoted to the Agent.

Interest on Base Rate loans shall be payable quarterly in arrears. Interest on LIBOR loans shall be payable at the end of each applicable interest period or at three-month intervals, if earlier. Interest shall be calculated on an actual/360-day basis for LIBOR loans and for Base Rate loans (other than Base Rate loans based on the Agent’s prime commercial lending rate, which shall be calculated on an actual/365-366-day basis).

During an event of default under the Facilities, all outstanding principal, accrued interest and other amounts shall, at the

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discretion of the Required Lenders (as hereinafter defined), accrue interest at a rate per annum of 2% in excess of the rate otherwise applicable, and such interest shall be payable on demand. The definitive credit documents shall include the Agent’s standard protective provisions for such matters as increased costs, funding losses, illegality and withholding taxes.

Applicable Margin and Commitment Fee:	The Applicable Margin for the Revolver shall be determined quarterly on the basis of the Total Leverage Ratio (as defined below in the “Financial Covenants” section), calculated on a rolling four quarter basis, in accordance with a pricing grid to be determined (the “Pricing Grid”). The initial Applicable Margin for the Revolver and the Applicable Margin for the Term Loan (which shall be constant for the duration of the Facilities) shall be determined on the basis of the Borrower’s initial rating for senior secured debt as determined by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group (the “Ratings”) as set forth below:

Tier	Rating	Initial Applicable Margin for LIBOR Loans under the Revolver	Applicable Margin for LIBOR Loans under the Term Loan
I	≥B+/B1	300 bps	300 bps
II	B+/B2 or B/B1	325 bps	325 bps
III	B/B2	350 bps	350 bps
IV	<B/B2	400 bps	400 bps

The Commitment Fee will be payable quarterly in arrears based on the average daily-unused commitments for the Revolver and will initially be 0.50% and will be subject to change based upon a pricing grid to be determined.

Letter of Credit Fee:	The Borrower will pay a letter of credit fee equal to the applicable LIBOR Margin in effect from time to time for the Revolver (as determined in accordance with the Pricing Grid) on the average daily stated amount of all letters of credit, payable quarterly in arrears to the Agent for the ratable benefit of the Lenders and calculated on an actual/360-day basis. In addition, the Borrower will pay a facing fee with respect to each letter of credit in an amount equal to 0.25% per annum of the average daily stated amount thereof, payable quarterly in arrears to Wachovia for its own account as issuer of letters of credit and calculated on an actual/360-day basis.

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Conditions Precedent to Closing:	The closing and initial funding of the Facilities will be subject to the negotiation, execution and delivery of a definitive Credit Agreement and related documentation (including issuance of appropriate guarantees, charter documents, good standing certificates, collateral documents and legal opinions) reasonably satisfactory to the Agent, the Arranger and the Lenders and to the following:

1.      All consents and approvals of the boards of directors, shareholders, governmental entities and other applicable third parties necessary in connection with the Facilities, the Acquisition, and the transactions related thereto (the “Transactions”) shall have been obtained; all applicable material waiting periods shall have expired without any action being taken or threatened by any competent authority; and no law or regulation shall be applicable, or event shall have occurred, that has enjoined, restrained, restricted, set aside or prohibited, or imposed materially adverse conditions upon, the consummation of the Acquisition, the Facilities or any of the other Transactions;

2. The Acquisition shall have been consummated in accordance with the terms of the definitive documentation therefor, without any material amendment or waiver thereof except as approved by the Agent;

3.      There shall not have occurred any event that has, or could be reasonably expected to have a material adverse effect on the business, properties, operations or conditions (financial or otherwise) of the Borrower or its subsidiaries or the Acquired Company;

4.      There shall be no bankruptcy or insolvency proceeding with respect to the Borrower or its subsidiaries or the Acquired Company, and there shall be no material action, suit, proceeding or investigation before, and no order, injunction or decree shall have been entered by, any court, arbitrator or governmental authority, in each case seeking to enjoin, restrain, restrict, set aside or prohibit, to impose material conditions upon, or to obtain substantial damages in respect of, the consummation of the Facilities or any of the other Transactions or that, in the opinion of the Agent, could reasonably be expected to have a material adverse effect upon the business, properties, operations or conditions (financial or otherwise) of the Borrower and its subsidiaries or the

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Acquired Company, or on the ability of Borrower and its subsidiaries to perform their respective obligations under the definitive documentation for the Facilities;

5. The Agent shall have received satisfactory evidence that the Facilities have been rated by Standard & Poor’s and Moody’s;

6.      The Agent shall have received (i) unaudited monthly financial statements of the Borrower and its subsidiaries and of the Acquired Company through the next-to-last month ending immediately prior to the Closing Date, (ii) an opening pro forma balance sheet of the Borrower and its subsidiaries (subject to reasonable purchase price adjustments) as of the last day of the next-to-last month ending immediately prior to the Closing Date giving effect to the initial funding of the Facilities and the consummation of the other Transactions in form and substance satisfactory to the Arranger and Agent, (iii) audited financial information for the twelve month period ended December 31, 2003 and December 31, 2004 for Bowne Global Solutions and (iv) projected financial statements of the Borrower and its subsidiaries (consisting of balance sheets and statements of income and cash flows) prepared on a quarterly basis for 2005 and on an annual basis through 2010, all of which shall be in form and substance satisfactory to the Agent;

7.      All of the existing indebtedness for borrowed money of the Borrower and its subsidiaries and of the Acquired Company (excluding certain permitted indebtedness) shall be repaid in full and all liens or guarantees relating thereto extinguished on or prior to the Closing Date;

8. The Borrower shall deliver opinions of counsel (including local counsel opinions) in form and substance reasonably acceptable to the Agent and the Lenders;

9.      All filings, recordations and other actions in order to perfect the Agent’s liens and security interests in the Collateral shall have been made or taken; in connection with any material domestic real estate Collateral, the Agent shall have received such mortgages, surveys, appraisals, title insurance policies, environmental assessments, flood certifications, landlord waivers and other items, as it shall reasonably have requested, each in form and substance satisfactory to the Agent; and the

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Agent shall have received the results of UCC, tax lien, judgment and pending litigation searches with respect to Borrower and its subsidiaries in jurisdictions selected by it and shall be satisfied with the results thereof;

10.    The Agent shall have received a certificate from the Borrower reasonably satisfactory to it that (i) the Borrower and the Guarantors, taken as a whole, are solvent, and (ii) the Borrower is in compliance with all financial covenants on a pro forma basis, after giving effect to the initial borrowing under the Facilities and the consummation of the Acquisition;

11.    The Agent shall be satisfied that, on a pro forma basis after giving effect to the initial funding of the Facilities and the consummation of the other Transactions, (i) the Borrower is in compliance with all financial covenants in the definitive credit documentation, (ii) the aggregate total senior funded debt of the Borrower and its subsidiaries as of the Closing Date (including capital leases and the initial funding under the Facilities) does not exceed $105,000,000 and (iii) EBITDA of the Borrower and its subsidiaries on an adjusted consolidated basis (as determined by the Agent) for the twelve month period through the next-to-last month ending immediately prior to the Closing Date shall be no less than $32,000,000 (of which no less than $20,625,000 shall be comprised of actual combined reported EBITDA of the Borrower and its subsidiaries and the Acquired Company);

12. The Sources and Uses for the Acquisition shall be as set forth on Annex I hereto; and

13.    The Agent and the Lenders shall have received all fees and expenses of the Arranger, the Agent and the Lenders required to have been paid as a condition to the initial funding of the Facilities and such other documents, agreements and opinions in connection with the Facilities, all satisfactory in form and substance, as the Agent or any Lender may reasonably request.

Representations and Warranties:	The definitive credit documentation will contain representations and warranties consistent with those customarily found in similar financings and such additional representations and warranties as may be deemed appropriate by the Agent and the Borrower including representations and warranties regarding

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(i) corporate organization and power, (ii) absence of violation of organizational documents, other agreements and applicable laws, (iii) absence of material litigation, (iv) obtaining of government approvals, (v) subsidiaries, (vi) payment of taxes, (vii) authorization and enforceability of the credit documents, (viii) information provided is accurate in all material respects, (ix) use of proceeds and compliance with margin regulations, (x) ERISA matters, (xi) solvency, (xii) accuracy of financial statements, (xiii) accuracy of representations and warranties of the Borrowers in the documentation with respect to the Acquisition, (xiv) absence of material adverse change, (xv) title to and sufficiency of assets, (xvi) real estate, (xvii) intellectual property, (xviii) compliance with governmental permits and licenses, (xix) insurance, (xx) compliance with laws (including the USA Patriot Act), (xxi) environmental matters, (xxii) validity and perfection of security interests, (xxiii) status under Investment Company Act and Public Utility Holding Company Act, and (xxiv) material contracts.

Affirmative Covenants:	The definitive credit documentation will contain affirmative covenants consistent with those customarily found in similar financings and such additional affirmative covenants as may be deemed appropriate by the Agent, including without limitation: (i) delivery of quarterly unaudited consolidated financial statements and annual audited consolidated financial statements, together with financial covenant compliance certificates, (ii) annual delivery of subsequent year operating budget and cash flow projections, prepared on a quarterly basis, (iii) delivery of regulatory reports, management letters and other specified business information, (iv) delivery of notice of material litigation, proceedings, defaults and events of default, ERISA events, environmental matters and other significant matters, (v) maintenance of corporate existence and franchises and properties, (vi) compliance with laws, (vii) intellectual property, ERISA and environmental matters, (viii) payment of taxes and other obligations, (ix) inspection rights and (x) maintenance of insurance, books and records.

Negative Covenants:	The definitive credit documentation will contain negative covenants (with certain baskets to be agreed upon) consistent with those customarily found in similar financings and such additional negative covenants as may be deemed appropriate by the Agent including without limitation: (i) restrictions on consolidation, merger, sale or disposition of assets and sale-leaseback transactions, (ii) restrictions on indebtedness, including guaranties (it being understood that indebtedness of foreign subsidiaries will be permitted subject to limitations to be

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mutually agreed upon), (iii) restrictions on liens (negative pledge), (iv) restrictions on joint ventures, acquisitions and other investments (other than permitted acquisitions on terms to be determined), (v) restrictions on dividends, redemptions and distributions with respect to capital stock and redemptions and prepayments of other indebtedness, (vi) restrictions on transactions with affiliates, (vii) restrictions on changes in lines of business, (viii) restrictions on amendments to equity documents (to the extent adverse to the interests of the Lenders) and organizational documents, and (ix) restrictions on other negative pledges, material changes in accounting policies, changes in state of organization and changes in fiscal year.

Financial Covenants:	The definitive credit documentation will contain financial covenants determined for the Borrower and its subsidiaries on a consolidated basis as follows (with definitions, levels and step-ups/step-downs to be determined):

(a)    Maximum Total Leverage Ratio (Funded Debt to LTM Adjusted EBITDA);

(b)    Maximum Senior Leverage Ratio;

(c)    Minimum Fixed Charge Coverage Ratio (Adjusted EBITDA less capital expenditures/cash interest plus cash taxes plus scheduled payments of funded debt); and

(d)    Maximum Capital Expenditures with a one-year carry forward of unused amounts.

Events of Default:	The definitive credit documentation will contain events of default consistent with those customarily found in similar financings and such additional events of default as may be deemed appropriate by the Agent, including without limitation: (i) failure to pay any principal, interest or fees when due (with customary grace periods), (ii) breach of covenants (with customary grace periods for certain affirmative covenants), (ii) incorrectness when made of any representation or warranty, (iv) payment or other default under other indebtedness, (v) bankruptcy or insolvency, (vi) judgments or ERISA events, (vii) invalidity of guaranty or security documents and (viii) change of control.

Assignments and Participations:	Customary participation rights will be provided, subject to voting restrictions on significant matters. Assignments of Revolver commitments by Lenders to banks and other financial institutions in minimum amounts of $5,000,000 will be permitted with the approval of the Agent and, provided no default or event of default exists, the Borrower (such approvals

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not to be unreasonably withheld). Assignments of the Term Loan will be permitted with the approval of the Agent (but without the Borrower’s approval) in minimum amounts of $1,000,000. Each assignment shall be subject to a payment of a $3,500 assignment fee by the assigning Lender or the purchasing Lender (as agreed between them) to the Agent.

Amendments and Waivers:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Facilities (the “Required Lenders”), except that the consent of all of the Lenders affected thereby shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all of the collateral, (v) releases of all or substantially all of the Guarantors and (vi) waivers or amendments to pro rata voting provisions or the percentage of Lenders required to approve an amendment or waiver. The consent of Lenders holding outstanding loans and commitments representing at least 50% of the aggregate amount of loans and commitments under the Revolver will be required for any amendment to or waiver of (i) any funding condition or (ii) any other provision if the effect of such amendment or waiver is to require such Lenders to fund revolving credit loans when such Lenders would otherwise not be required to do so.

Expenses and Indemnification:	The Borrower will pay (a) all reasonable out-of-pocket costs and expenses of the Agent and the Arranger (including the reasonable fees and disbursements of counsel) in connection with the preparation, execution, delivery and administration of the definitive documentation for the Facilities and any amendment or waiver with respect thereto and the syndication of the Facilities, and (b) all reasonable out-of-pocket costs and expenses of the Agent and the Lenders (including the reasonable fees and disbursements of counsel) in connection with the enforcement of the Facilities.

The Borrower will indemnify the Arranger, the Agent and the Lenders and hold them harmless against all claims, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) arising from or relating to the proposed financing contemplated hereby and the other transactions connected therewith, except to the extent of such indemnified party’s gross negligence, bad faith or willful misconduct.

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Governing Law:	New York.

Miscellaneous:	Customary provisions regarding consent to forum and service of process, waiver of jury trial, waiver of consequential and punitive damages and other miscellaneous matters.

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Wachovia Securities is the trade name under which Wachovia Corporation conducts its investment banking, capital markets and institutional securities business through Wachovia Capital Markets, LLC, Member NYS, NASD, SIPC, and through other bank and non-bank and broker-dealer subsidiaries of Wachovia Corporation.

Important Information About Opening Your New Account And/Or Entering into a Business Relationship with Wachovia; To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship.

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ANNEX I

Sources and Uses

($ in thousands)

Sources		Uses
Lionbridge Cash	$31,100	Purchase Price	$180,000
Bowne Cash	1,400	Fees and Expenses	5,000
Revolving Credit Facility(1)	2,500	Assumption of BGS Debt	1,891
Term Loan B	100,000
Seller Note Issued to Bowne(2)	7,500
Equity Issued to Bowne(2)	42,500
Assumption of BGS Debt	1,891

Total Sources	$186,891	Total Uses	$186,891

(1)	Revolver availability of $25 million.

(2)	The Seller Note and Equity issued to Bowne will be adjusted based on the trading value of the Lionbridge stock.